Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-217986 on Form S-8 of Kimbell Royalty Partners, LP (“Kimbell”) of our report dated March 12, 2018 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to a related party and an other matter paragraph relating to supplemental oil and gas reserve information), relating to the financial statements of Haymaker Properties, L.P. as of and for the years ended December 31, 2017 and 2016, appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Kimbell dated July 27, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 27, 2018